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                                                               EXHIBIT 23(b)(i)






                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS




As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of Robotic Vision Systems, Inc. on Form S-8 of our report dated November 6, 1995 covering the audited financial statements of Actuity Imaging, Inc. as of September 30, 1995 and for the year then ended included in the Form 10-K of Robotic Vision Systems, Inc. for the year ended September 30, 1997 and in Robotic Vision Systems Inc.'s Registration Statement on Form S-3 to be dated January 15, 1998 relating to the Vanguard Automation Inc. Merger and to all references to our Firm included in this Registration Statement.



                                           /s/ ARTHUR ANDERSEN LLP







Boston, Massachusetts
January 15, 1998